Exhibit 99.1

DiamondRock Announces That It Has Entered Into an Agreement to Purchase
the Orlando Airport Marriott for $70 Million

BETHESDA, Md., Nov. 29 /PRNewswire-FirstCall/ -- DiamondRock Hospitality Company (“DiamondRock”) (NYSE: DRH) today announced that it has entered into a definitive, binding agreement to acquire the 486-room Orlando Airport Marriott Hotel. The purchase price for the hotel is $70 million.

DiamondRock plans to reposition the hotel with a $10 to $12 million capital improvement plan, replace the current independent manager with Marriott International, and increase room rates by adjusting customer segmentation. As part of the transaction, Marriott International is providing financial support and is receiving a long-term management agreement. Although we anticipate some disruption in 2006 associated with the capital plan improvements and adjusting segmentation, the investment in the hotel represents a less than 9.5 multiple of projected 2007 earnings before interest expense, taxes, depreciation and amortization (“EBITDA”).

The Orlando International Airport is one of the fastest growing airports in the country. Forecasts indicate air traffic to increase 67% from 2005 through 2020 -- accommodating over 51,800,000 travelers per year. Additionally, the Orange County Convention Center is the second largest convention center in the country with over 2 million square feet.

“This off-market opportunity came to us through our ‘first look’ sourcing relationship with Marriott International. We are excited about the asset, the Orlando market, and our ability to drive returns with our repositioning strategy,” stated Bill McCarten, Chairman and Chief Executive Officer of DiamondRock. “By more closely aligning with Marriott’s dominant Orlando marketing engine and the repositioning of the asset through product investment, we feel confident with the hotel’s upside -- particularly 2007 when the hotel’s repositioning is complete,” added John Williams, President and Chief Operating Officer of DiamondRock.

DiamondRock expects to close on this acquisition before the end of the year.

This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results and similar statements concerning anticipated future events and expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the risk that the audit is not completed in a timely manner as well as effects of economic conditions, supply and demand changes for hotel rooms, competitive conditions in the lodging industry, relationships with clients and property owners, the impact of government regulations, the availability, terms and development of capital to finance growth, all of which could cause actual results to differ materially from those expressed in or implied by the statements herein.

Reconciliation of Net Income to EBITDA

2007

Estimated Net Income (Loss)	1,830,696
Income Taxes	162,338
Depreciation Expense	2,405,000
Interest Expense	4,515,300
Estimated EBITDA	8,913,333

About DiamondRock Hospitality Company

DiamondRock Hospitality Company is a self-advised real estate company that owns and acquires upper upscale and upscale hotel properties located in North America and operated under nationally recognized brand names. To a lesser extent, it acquires premium limited-service and extended-stay hotel properties in urban locations. DiamondRock has a strategic acquisition sourcing relationship with Marriott International. After completing the acquisition of the Orlando Airport Marriott Hotel, DiamondRock will own 15 hotels with 6,119 rooms in 10 States and one U.S. territory. For more information about DiamondRock or to receive future press releases, please see the Company’s website at http://www.drhc.com

SOURCE  DiamondRock Hospitality Company
           -0-                                                       11/29/2005
           /CONTACT:  Mark Brugger of DiamondRock Hospitality Company, +1-240-744-1150, info@drhc.com/
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           /Web site:  http://www.drhc.com /